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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of March 2, 2000, by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation and/or its nominee ("Buyer"), and NORTHWEST MORTGAGE SERVICES, INC., a Minnesota corporation ("Seller").

                              W I T N E S S E T H :
                              - - - - - - - - - -

        WHEREAS, Seller is engaged in the business of providing outsourcing services to the financial services industry by managing foreclosures, bankruptcies, replevins and related matters on a nationwide basis through a network of attorneys and trustees (the "Business"); and

        WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase and Seller desires to sell and transfer to Buyer, the assets, operations and business that constitute the Business as described herein;

        NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

        1. ASSETS AND LIABILITIES BEING PURCHASED AND ASSUMED.

           1.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, on the Closing Date (as hereinafter defined), all of Seller's right, title and interest in and to the assets, whether tangible, intangible, real, personal or mixed, and wherever located, which are used in connection with the Business (collectively referred to herein as the "Purchased Assets"), free and clear of any and all mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests or other encumbrances of any kind whatsoever (hereinafter, collectively "Liens or Encumbrances"). The Purchased Assets shall include, without limitation, the following:

              (a) All of Seller's supplies, computers, printers, equipment, furniture, fixtures and other similar assets or tangible personal property owned by Seller and used in connection with the Business, including, without limitation, those which are identified on Schedule 1.1(a) attached hereto (collectively, the "Fixed Assets");

              (b) All of Seller's rights and benefits under the agreements, contracts, licenses, instruments, commitments and understandings, written or oral, that relate to the Business, including, without limitation, those listed (or, in the case of oral agreements or understandings, described) on Schedule 1.1(b) attached hereto (the "Assigned Contracts");

              (c) The trade names, trademarks, trade styles, logos and service marks (including registrations, licenses and applications pertaining thereto) used in connection with the Business, including, without limitation, the name "Northwest Mortgage Services, Inc." and those identified on Schedule 1.1(c) hereto, together with all goodwill associated therewith (the "Trademarks");



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              (d) All rights of Seller in and to (i) the customer and client lists, vendor lists, catalogues, data relating to vendors, promotion lists and marketing data and other compilations of names and requirements relating to the Business; (ii) the telephone numbers, internet addresses and web sites used in the conduct of the Business; (iii) the computer programs, designs, processes, drawings, schematics, blueprints, copyrights, copyright applications, inventions, processes, know-how, or trade secrets or proprietary information, patents and patent applications related to the Business, including, without limitation, those described on Schedule 1.1(d) hereto, (collectively with the Trademarks, the "Intangible Property Rights");

              (e) All open orders, work-in-process and finished goods inventories, materials and supplies of the Seller relating to the Business, including, without limitation, those described on Schedule 1.1(e) hereto (the "Inventory");

              (f) All rights of Seller as tenant under the real property leases described in Schedule 1.1(f) hereto (the "Real Property Leases");

              (g) All rights of Seller in and to all account receivables, open service account receivables, note receivables and other rights to payment relating to the Business, including, but not limited to, those described on
Schedule 1.1(g) hereto(the "Receivables");

              (h) All cash and cash equivalents, whether on hand, in banks or other depository accounts, advanced payments, claims for refunds and deposits and other prepaid items of Seller, including, but not limited to, those described on Schedule 1.1(h) hereto;

              (i) All financial books and accounting records and all files, lists, publications, and other records and data of Seller used in or relating to the Business, regardless of the medium on which such information is stored or maintained;

              (j) Any cause of action, claim, suit, proceeding, judgment or demand, of any nature, of or held by Seller against any third parties arising out of the Business;

              (k) All goodwill associated with the Business and the Purchased Assets, including all of the Intangible Property Rights; and

              (l) All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in or relating to the Business or the Purchased Assets.

        2. OBLIGATIONS BEING ASSUMED; LIABILITIES NOT BEING ASSUMED.

           2.1 ASSUMED OBLIGATIONS. Buyer hereby agrees to assume only: (i) those liabilities and obligations specifically set forth in Schedule 2.1 hereto; and (ii) those executory obligations arising after the Closing Date under the Assigned Contracts and the Assumed Leases (collectively, the "Assumed Obligations"). The Assumed Obligations shall not include any obligations or liabilities arising out of any act or omission or default of Seller under any Assigned Contract or Assumed Lease, regardless of when such liability or obligation is asserted. Seller represents and warrants that Seller is not in default of any Assumed Obligation, and Buyer shall not be obligated to assume any Assumed Obligation which is in default as of the Closing Date.



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           2.2 LIABILITIES NOT BEING ASSUMED. Except for the Assumed
Obligations, Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing, and Seller shall remain responsible for, any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the "Retained Liabilities"). The Retained Liabilities include, without limitation, any and all of the following obligations or liabilities of Seller:

              (a) Any compensation or benefits payable to present or past employees of Seller, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of Seller's obligations for vacation, holiday or sick pay;

              (b) All federal, state, local, foreign or other taxes (i) that have arisen prior to the Closing Date or may arise thereafter out of the Business either prior to or after the Closing Date, (ii) for which Seller is or, at any time hereafter, may become liable; provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct by Buyer, after the Closing Date, of the Business, or (iii) which arise from the consummation of the transactions contemplated hereby;

              (c) Any Liens or Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby that are not set forth on
Schedule 2.1 hereto;

              (d) All obligations of Seller, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets, that are not set forth on Schedule 2.1 hereto;

              (e) Any accounts or notes payable of Seller, that are not set forth on Schedule 2.1 hereto;

              (f) Any claims, demands, actions, suits or legal proceedings against Seller, the Business or the Purchased Assets that arise in any way from or in connection with (i) Seller's operation of the Business prior to the Closing Date, or (ii) any other business or non-business activities of Seller conducted prior hereto or hereafter, including, but not limited to, those legal actions or other proceedings set forth in Schedule 4.15 hereto; and

              (g) Any obligations under any employment, consulting or non-competition agreement, whether written or oral, that are not listed on
Schedule 2.1 and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby.

        3. PURCHASE PRICE. Subject to adjustment, as provided for in Section
3.3 below, as consideration for the sale to Buyer of the Purchased Assets, Buyer shall deliver to Seller at the Closing an aggregate purchase price equal to Five Million Six Hundred Fifty Thousand and Thirty Dollars ($5,650,030) (the "Purchase Price"), which shall be paid to Seller as follows:

           3.1 CASH PAYMENT. At the Closing, Seller shall receive One Million Five Hundred Thousand Dollars in cash ($1,500,000) (the "Cash Payment"); and



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           3.2 THE SHARES. On or before May 10, 2000, subject to Section 3.3 below, shares of the common stock, par value $0.0001, of Fidelity National Financial, Inc. (the "Shares") with an aggregate value of Four Million One Hundred Fifty Thousand Thirty Dollars ($4,150,030). For purposes of this Section, each of the Shares shall be valued at the greater of: (a) Sixteen Dollars ($16.00) per Share, or (b) the average closing price of a Share as reported on the New York Stock Exchange for the ten (10) trading day period ending two (2) days prior to the Closing Date (the "Ten Day Average").

           3.3 ADJUSTMENT TO PURCHASE PRICE.

              (a) No later than fifteen (15) days after the Closing Date, Seller will deliver to Buyer and to PriceWaterhouse Coopers LLP ("Seller's Accounting Firm") a balance sheet for Seller as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with generally accepted accounting principals, applied on a consistent basis ("GAAP").

              (b) Seller will engage Seller's Accounting Firm, at Seller's expense, to (i) audit the Closing Date Balance Sheet in accordance with GAAP and
(ii) deliver to Seller, Buyer and KPMG, LLP ("Buyer's Accounting Firm"), within 30 days after Seller's delivery of the Closing Date Balance Sheet pursuant to
Section 3.3(a), a certificate signed by Seller's Accounting Firm (the "Auditors Report") together with the Closing Date Balance Sheet. The Auditors Report will report, without qualification or other limitation arising out of the scope of the audit, that the Closing Date Balance Sheet presents fairly, as of the Closing Date, the Tangible Net Worth of Seller in conformity with GAAP. As used herein and in Sections 3.3(e) and 3.3(f) below, the term "Tangible Net Worth" shall mean the sum of the cash, the accounts receivable, inventory and other assets acquired by Buyer pursuant to this Agreement which are set forth on
Schedule 3.3(e) hereto less the sum of the accounts payable and other liabilities assumed by Buyer pursuant to this Agreement which are set forth on
Schedule 3.3(e) hereto.

              (c) Within 15 days after the receipt of the Auditors Report, Buyer will deliver written notice to Seller of any objections thereto, and attempt in good faith to reach an agreement with Seller as to any matters in dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within ten days after Buyer advises Seller of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter"), selected by Buyer and Seller no later than thirty days after Buyer advises Seller of its objections. Promptly, but not later than 30 days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Closing Date Balance Sheet, which report will be conclusive and binding upon the parties. The fees and expenses of the Arbiter, and any reasonable attorneys fees or costs will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report.

              (d) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet and the resolution of any disputes pertaining thereto. Without limiting the generality of the foregoing, Seller will cause Seller's Accounting Firm to make available at its office to Buyer and Buyer's Accounting Firm within three business days after delivery of the



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Auditors Report pursuant to Section 3.3(b) the workpapers therefor. After the
Closing, Buyer's auditors and/or Buyer's Accounting Firm will also have access to Seller's Accounting Firm's workpapers for the Closing Date Balance Sheet as necessary for the purpose of providing regular auditing services to the Companies.

              (e) Buyer and Seller agree that the Tangible Net Worth of Seller as of December 31, 1999 was negative One Million Nine Hundred Twenty-One Thousand Seven Hundred Eighteen Dollars (-$1,921,718) (the "December Value"), as set forth on Schedule 3.3(e) attached hereto. Buyer and Seller agree that the Purchase Price provided for hereto was based upon the December Value. In the event that the Tangible Net Worth of the Seller, as of the Closing Date, as finally determined pursuant to this Section 3.3, is less than the December Value (the "Shortfall"), the value of the Shares to be received by Seller pursuant to
Section 3.2 above shall be reduced by the amount of the Shortfall. In the event that the Tangible Net Worth of the Seller, as of the Closing Date, as finally determined pursuant to this Section 3.3, is greater than the December Value (the "Increase"), the value of the Shares to be received by Seller pursuant to
Section 3.2 above shall be increased by the amount of the Increase.

        4. REPRESENTATIONS AND WARRANTIES OF SELLER.

        Subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Seller to Buyer on or prior to the Closing Date, (the "Seller's Disclosure Schedules"), Seller hereby represents and warrants to the Buyer as follows:

           4.1 AUTHORITY AND BINDING EFFECT.

               (a) Seller has the full corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement (as hereinafter defined) and the Bill of Sale (as hereinafter defined). This Agreement, the Registration Rights Agreement and the Bill of Sale, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary corporate action of Seller and such agreements have been duly executed and delivered by Seller.

               (b) This Agreement is, and, when executed and delivered at the Closing, the Registration Rights Agreement and the Bill of Sale will be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

               (c) Other than the Stockholder Approval (as hereinafter defined), it is not necessary for the Seller to take any action or to obtain any approval, consent or release by or from any third person, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement, the Registration Rights Agreement or the Bill of Sale. The term "Stockholder Approval", as used herein, shall mean the vote of the holders of a majority of the outstanding shares of common stock of Seller.



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           4.2 ORGANIZATION AND STANDING.

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota.

               (b) Seller is qualified to do business as a foreign corporation in each jurisdiction in which the character of the Business operated, or the properties owned or leased, by it makes such authorization necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on Seller.

               (c) Seller has the requisite corporate power and authority to conduct the Business as now conducted and to own or lease the Purchased Assets, and to use such Purchased Assets in the conduct of the Business.

When used in this Agreement, the phrases "Material Adverse Effect" shall mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Purchased Assets or the Business or the ability of Seller to consummate the transactions contemplated by this Agreement.

           4.3 CAPITALIZATION.

               (a) The authorized capital stock of the Seller consists of 9,825,000 shares, 8,005,000 shares of which have been designated Common Stock, no par value, of which 2,318,078 shares are issued and outstanding, 1,320,000 shares of which have been designated Series B Convertible Preferred Stock, no par value, of which 972,670 shares are issued and outstanding, and 500,000 shares of which have been designated Series C Preferred Stock, no par value, of which 500,000 shares are issued and outstanding.

               (b) All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued in compliance with all applicable federal and state securities laws, and are fully paid and nonassessable. There are no shareholder agreements, voting trusts or other arrangements or understandings applicable to the exercise of voting rights with respect to any of the issued and outstanding shares, or any unissued shares, of the capital stock of Seller.

           4.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer financial statements of Seller relating to the Business, consisting of the audited balance sheets, statements of income and statements of cash flow and shareholders' equity as of and for the periods ending December 31, 1997 and December 31, 1998 (the "Year End Statements") and the unaudited detailed trial balance sheets as of November 30, 1999 and December 31, 1999 (the "Trial Balance Sheets" and, collectively with the Year End Statements, the "Financial Statements"). True and correct copies of the Financial Statements are attached as Schedule 4.4 hereto. The Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present, on an accrual basis, the financial condition of Seller relating to the Business, and the results of operations of the Business as at the relevant dates thereof and for the respective periods covered thereby.



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           4.5 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has not been:

               (a) Any default or breach, or anticipated default or breach under, or any amendment, termination or revocation or, to the knowledge of Seller, any threatened termination or revocation of, any of the Assigned Contracts;

               (b) Any actual or threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation by Seller of any material portion of the Business;

               (c) Any sale, transfer, or other disposition of, or the incurrence or imposition of any Lien or Encumbrance of any kind on or affecting, any assets or properties used in connection with the operation of the Business except (i) sales or other dispositions of obsolete equipment in the ordinary course of the Business and consistent with past practices of Seller and (ii) Liens for current taxes not yet due and payable;

               (d) Any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets in an amount that exceeds $5,000 or which adversely affects Seller's or Buyer's ability to continue to conduct the Business in any material respect as the Business was conducted during the twelve
(12) month period ended December 31, 1999;

               (e) The occurrence of any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

           4.6 THE PURCHASED ASSETS.

               (a) The Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller's established maintenance policies, to keep them in good operating condition.

               (b) Schedule 1.1(f) contains a complete and accurate list, and Seller has furnished to Buyer accurate and complete copies, of all of the Real Property Leases, as amended to date, including the names and addresses of the landlords thereof. Seller is not in default, and no facts or circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any of the Assumed Leases and the assignment by Seller to Buyer of the Assumed Leases will not adversely affect Buyer's quiet enjoyment and use, without disturbance, of the real properties that are the subject of the Real Property Leases (the "Leased Property"). None of the Real Property Leases contains any provisions which, after the date hereof, would (i) hinder or prevent Buyer from continuing to use the Leased Property in the manner in which it is currently used, or (ii) impose any additional costs (other than scheduled increases) or burdensome requirements as a condition to its continued use which is not currently in effect.

               (c) All of the Inventory is of a quality and quantity usable in the ordinary course of the Business, except for obsolete items, damaged items and materials at below standard quality, which, in the aggregate are not material in amount and have been written off or written down to net realizable value in the Financial Statements.



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               (d) Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Liens and Encumbrances of any nature whatsoever. Except as set forth on Schedule 4.6(d), all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer, in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others. The Purchased Assets constitute all of the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Business.

           4.7 THE ASSIGNED CONTRACTS AND OTHER AGREEMENTS. Schedule 4.7 hereto contains an accurate and complete list of each contract, agreement, indenture, note, lease, or other instrument or commitment, written or oral, which is material to the Purchased Assets or material to the operation of the Business (the "Material Contracts"). Accurate and complete copies of all of the Material Contracts have been furnished by Seller to Buyer. The Material Contracts include, without limitation, each contract, agreement, license, instrument, commitment or understanding, written or oral, which:

               (a) Provides for the sale, license, rental, or distribution (through any channel of trade, whether domestic or international) of any services, products, goods or equipment or other assets or properties to or by Seller in connection with the Business;

               (b) Provides for the licensing by or to Seller, or the use or possession by Seller, of any Intangible Property Rights;

               (c) Grants a security interest or permits or provides for the imposition of any other Lien or Encumbrance on, any of the Purchased Assets;

               (d) Requires the consent of any third party to, or would terminate as a result of the consummation by Seller of, the transactions contemplated by this Agreement;

               (e) Restricts or would restrict the conduct of any aspect of the Business or the use or disposition by Buyer after the date hereof of any of the Purchased Assets;

               (f) Governs or relates to any of the Assumed Obligations or which evidences any other liability or obligation, whether for borrowed money or otherwise, that would be accelerated by reason of the consummation of the transactions contemplated hereby; or

               (g) If terminated or breached would have a Material Adverse
Effect.

Except for the Material Contracts, there is no contract, lease, license or other agreement, commitment or understanding that is material to the Business or the breach, termination or loss of which would have a Material Adverse Effect. Each of the Material Contracts is a valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. There have not been any defaults by Seller or, to the best knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect to any of Material Contracts, and there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, would constitute a default by Seller, or to the best knowledge of Seller, by the other party or parties under any of the Material Contracts or would cause a creation or imposition of any Lien or Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on the Business. None of the Material Contracts contains any provisions which, after the date hereof, would (i) hinder or prevent Buyer from continuing to use any of the assets or property, tangible or intangible, that are the subject of the Material Contract in the manner in which they are currently used, or (ii) impose any additional costs (other than scheduled fee increases) or burdensome requirements as a condition to their continued use which are not currently in effect.

           4.8 RECEIVABLES. All Receivables of the Seller which either are reflected on the Financial Statements, or were created subsequent to the date of the Financial Statements, including, but not limited to, all Receivables listed on Schedule 1.1(g), are bona fide, have arisen in the ordinary course of business, and are free and clear of any Lien or Encumbrance. Subject to allowances for uncollectible accounts, which are reflected in the Financial Statements, all of such Receivables have been collected or are fully collectible and, to the knowledge of Seller, are subject to no right of recourse, defense, deduction, return of goods, counterclaim, offset or setoff on the part of the obligor.

           4.9 INTELLECTUAL PROPERTY.

               (a) Except as set forth on Schedule 4.9 hereto:

                   (i) Seller owns all right, title and interest in and to all patents, patent applications, copyrights, trademarks, trademark applications and other trade secrets, know-how, intellectual property and other proprietary rights included in the Intangible Property Rights (the "Intellectual Property Rights") free and clear of all Liens or Encumbrances.

                   (ii) All of the Intellectual Property Rights which are used in or are necessary for the conduct of the Business as presently conducted are listed on Schedule 4.9 attached hereto.

               (b) Except as set forth in Schedule 4.9, Seller has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of, all Intellectual Property Rights.

               (c) No claims have been asserted against Seller by any person challenging Seller's use or distribution of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. There is no valid basis for any claim of the type specified in this Section 4.9(c).

               (d) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) breach, violate or conflict with any instrument, agreement or other right governing any of the Intellectual Property Rights or portion thereof, (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property Rights or portion thereof, (iii) in any way impair the right of Buyer to use any Intellectual Property Rights or portion thereof, or (iv) give rise to any right to bring any action for infringement of any Intellectual Property Rights or any portion thereof.

                (e) Except as set forth on Schedule 4.9, there are no royalties, fees or other payments that would be payable by Seller to any person by reason of the ownership, use, license, sale, distribution, or disposition of any of the Intellectual Property Rights.

                (f) No Intellectual Property Rights and no use or prior use by Seller of any Intellectual Property Rights in the Business violates any right of any third party, including, without limitation, infringement of or misappropriation of intellectual property.

                (g) To the best knowledge of Seller, no third party is violating, infringing, or misappropriating any Intellectual Property Right.

                (h) To the best knowledge of Seller, no party to any contract, commitment or restriction relating to any Intellectual Property Right intends to cancel, withdraw, modify or amend such contract.

                (i) Except as set forth in Schedule 4.9: (i) no third party has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Intellectual Property Rights or any adaptations, translations, or derivative works based on the Intellectual Property Rights, or any portion thereof; (ii) Seller has no agreements, contracts or commitments that provide for the manufacture, reproduction, distribution, sale, sublicensing, marketing, development, exploitation, or supply by Seller of any Intellectual Property Right or any adaptation, translation, or derivative work based on the Intellectual Property Rights, or any portion thereof or otherwise material to the Business; (iii) Seller has not granted to any third party any exclusive rights of any kind with respect to any of the Intellectual Property Rights, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Intellectual Property Rights; and (iv) Seller has not granted any third party any right to market any product utilizing any Intellectual Property Right under any "private label" arrangements pursuant to which Seller is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Schedule 4.7 and true and correct copies of such documents or instruments have been furnished to Buyer.

                (j) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any Intellectual Property Rights, at any stage of their development were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party or entity.

                (k) No Seller shareholder, employee or contractor, nor any of their respective affiliates, has any right, title or interest in or to any Intellectual Property Right.

           4.10 CONFLICTS. Except as described on Schedule 4.10 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement, the Registration Rights Agreement or the Bill of Sale will or could result in any of the following:

                (a) A default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation, bylaws or other governing instruments of Seller, or any Assigned Contract or Real Property Lease;

                (b) The right to terminate any Assigned Contract or Real Property Lease, or the acceleration of the maturity of any indebtedness or other obligation of Seller relating to the Business;

                (c) The creation or imposition of any Lien or Encumbrance on any of the Purchased Assets;

                (d) The violation or breach of any writ, injunction or decree that would become or is now applicable to or binding on Seller or any of the Purchased Assets or the Business;

                (e) A loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate the Business or to own any of the Purchased Assets, granted to or otherwise held by Seller or used in the Business;

                (f) The right to cease or terminate any other business relationship or arrangement between Seller and any third party; or

                (g) Any other consequence that would have or reasonably could be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

           4.11 CUSTOMERS AND SUPPLIERS. Schedule 4.11 attached hereto contains correct and current lists of (a) Seller's ten (10) largest customers, in terms of the revenues generated from the conduct of the Business, in the twelve (12) month period ended December 31, 1999, showing the approximate aggregate dollar amount of revenues from each such customer during such period and the nature of the products licensed or sold and the nature of the services rendered to each of them that accounted for such revenues; and (b) the ten (10) largest suppliers of Seller in terms of purchases made by Seller in connection with the Business during the twelve (12) month period ended December 31, 1999, showing the approximate aggregate dollar amounts of purchases by Seller from each such supplier during such period. Except as described in Schedule 4.11, Seller has no information nor is aware that any of such customers or suppliers intends to cease, or of any event or circumstance that has occurred during the past twelve
(12) months which might reasonably be expected to cause or lead any such customer or supplier to cease doing business with Seller, or alter materially the amount of the business that any of them is presently doing with Seller, or will require, as a condition to the continuation of its business relationship with Seller, a change in the prices or any other material terms under which any of such customers or suppliers has been doing business with Seller.

           4.12 INSURANCE. Schedule 4.12 contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general liability, worker's compensation, and other forms of insurance maintained by or on behalf of Seller in connection with the Business as protection for the Purchased Assets and the Business. Except as set forth in
Schedule 4.12 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past five (5) years. Seller has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion. Seller has furnished to Buyer a schedule of all insurance claims filed by Seller relating to or arising out of the Business within the past three (3) years and the disposition thereof. No such claims have been denied by any of Seller's insurers and Seller has not failed to comply with the requirements of any insurance policies which would provide any insurers the right to deny any claim relating to or arising out of the Business.

           4.13 COMPLIANCE WITH LAW/PERMITS.

                (a) Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect. No unresolved (i) charges of violations of laws or regulations relating to the Business have been made or threatened, (ii) proceedings or investigations relating to the Business are pending or have been threatened, and (iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of the Business by any governmental authorities; and, to the best knowledge of Seller, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, may be instituted, issued or brought hereafter.

                (b) Schedule 4.13(b) contains a true, correct and complete list of all governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) relating to the Business, that are held by Seller (collectively, "Licenses and Permits"). All of such Licenses and Permits are in full force and effect at the date hereof. There is no other license, permit, authorization, franchise, certificate or right to operate the absence of which has had, or could reasonably be expected to have, a Material Adverse Effect. The Business is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. Seller has not received any notice, nor does Seller have any knowledge or reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that there are valid grounds for any such cancellation, termination or modification. Seller has delivered or made available to Buyer a true, correct and complete copy of the most recent safety inspection and quality assurance reports, prepared by any employees or consultants of Seller or by any governmental authorities relating to the Business or the products licensed or sold or the services rendered by Seller in the Business.

           4.14 TAXES AND TAX RETURNS. For purposes of this Agreement, (i) the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Lien or Encumbrance, by reason of any Taxes arising out of (x) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets to Buyer or (y) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter. Seller further represents and warrants that it is relying solely on its own accountants and advisors for advice as to the tax consequences to it of the transactions contemplated hereby. Seller has provided to Buyer copies of Seller's federal and state tax returns as filed for the last three (3) years.

           4.15 LITIGATION AND PROCEEDINGS. Except as set forth in Schedule 4.15, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Seller, threatened, against Seller, which (i) could reasonably be expected to affect adversely Seller's ability to perform its obligations under this Agreement, the Registration Rights Agreement or the Bill of Sale or complete any of the transactions contemplated hereby or thereby, or (ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer, the Business or the Purchased Assets. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or the Business that affects, involves, or relates to the Purchased Assets of the Business.

           4.16 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in
Schedule 4.16 Seller has complied with, and the operation of the Business and the use and ownership of the Purchased Assets, are in compliance with all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business or the Purchased Assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against Seller in connection with the Business, and to the best knowledge of Seller, is there any factual basis for the giving of any such notice. Seller has not received any notice or claim to the effect that Seller or the Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Business, and none of the operations of the Business or Seller and none of the Purchased Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any real properties leased, used or operated by Seller in connection with the Business or any other operations or activities of Seller. Seller has not, in connection with the conduct or operation of the Business, disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of Seller, each such facility is not currently listed, or threatened to be listed, on any state or federal "superfund" list. For the purposes of this Section 4.16, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

           4.17 OPERATIONAL RESTRICTIONS. The Business is not subject to (i) any restrictions under any applicable laws or regulations or (ii) any charter or other corporate or contractual restriction or (iii) any judgment, order, writ, injunction, decree, or order, which has had or could reasonably be expected to have a Material Adverse Effect on Buyer, any of the Purchased Assets or the Business. Seller does not know of any facts, circumstances or events which has had, or with the passage of time may have, a Material Adverse Effect, any of the Purchased Assets or on the Business.

           4.18 NO BROKER. Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller.

           4.19 INVESTMENT REPRESENTATIONS. Seller represents that with respect to the Shares it shall receive hereunder:

                (a) It is acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act");

                (b) It understands that (i) the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) the certificate, or certificates, representing the Shares will be endorsed with the following legend:

           "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR RULE 144A OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT."

and (iii) the Buyer will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 or Rule 144A and Seller provides the Buyer with evidence reasonably satisfactory to the Buyer and its counsel that the proposed transaction satisfies the requirements of Rule 144 or Rule 144A. The Buyer agrees to remove the foregoing legend from any securities if the requirements of

SEC Rule 144(k) (or any successor rule or regulation) apply with respect to such securities and the Buyer and its counsel are provided with reasonably satisfactory evidence that the requirements of Rule 144(k) apply.

                (c) It acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares;

                (d) It understands that the Shares it is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances; and

                (e) It was not formed for the specific purpose of acquiring the Shares acquired hereunder.

           4.20 REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained herein, and the disclosures contained in Seller's Disclosure Schedules do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.

        5. REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer hereby represents and warrants to Seller as follows:

           5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           5.2 CORPORATE POWER. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Bill of Sale.

           5.3 NECESSARY ACTIONS; BINDING EFFECT. Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under this Agreement, the Registration Rights Agreement and the Bill of Sale. This Agreement constitutes, and upon the execution and delivery of the Registration Rights Agreement and the Bill of Sale, will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except (in each case) as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

           5.4 NO CONFLICTS. Neither the execution and delivery nor the performance of this Agreement, the Registration Rights Agreement nor the Bill of Sale by Buyer will result in any of the following: (i) a violation of the Certificate of Incorporation or Bylaws of Buyer, or (ii) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the

Buyer is a party or by which any of its properties is bound or any laws or regulations applicable to Buyer.

           5.5 BROKER. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Buyer shall pay, and shall indemnify, hold harmless and defend Seller from and against all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any agent, finder or broker by Buyer.

           5.6 VALID ISSUANCE; COMPLIANCE WITH SECURITIES LAWS. When issued and delivered to Seller in compliance with the provisions of this Agreement and the Buyer's Certificate of Incorporation, the Shares will be duly and validly issued, fully paid and nonassessable and will be free of any liens, encumbrances, and restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Assuming the accuracy of the representations and warranties of the Seller set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and have been registered or qualified (or are exempt from registration or qualification) under the registration, permit, or qualification requirements under all applicable state securities laws.

           5.7 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any statement of material contained therein, in light of the circumstances under which such statement was made, not misleading.

        6. CONDUCT OF BUSINESS PENDING THE CLOSING. Between the date hereof and the Closing, Seller covenants as follows:

           6.1 ACCESS. Seller shall give to Buyer and its representatives, on prior reasonable request therefor from Buyer or such representatives, such access to the premises, employees, agents and consultants of Seller, and such copies of the Financial Statements, books and records, and contracts and leases and other documentation, so as to enable Buyer to inspect and evaluate all aspects of the Business and operations, assets, operating results, financial condition, capitalization, ownership, and legal affairs relating to the Business.

           6.2 CONDUCT OF SELLER'S BUSINESS. Seller shall operate and conduct the Business diligently and only in the ordinary course, consistent with past practices. In furtherance thereof, unless Buyer's prior consent to do otherwise is obtained, Seller shall:

               (a) Not, nor shall any of its representatives, agents, officers or directors, solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding, oral or written, with, any other person or entity regarding or relating to (i) the sale, merger, or reorganization of Seller; (ii) the sale of any of Seller's assets; (iii) the sale or other transfer of any of the outstanding shares of the capital stock of Seller or (iv) any other transaction which could cause or result in any change, other than of an immaterial nature, in the business of Seller, or which could interfere in any manner with the consummation of the transactions contemplated in this Agreement;

               (b) Use its best efforts to preserve intact its organization and use its commercially reasonable efforts to retain all of its employees involved in the Business and the services of all vendors, suppliers, agents and consultants to Seller;

               (c) Not sell or otherwise dispose, or enter into any agreement for the sale, or solicit or initiate any discussions with respect to the sale or disposal, of any of its assets or properties, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, and shall not permit or allow, or enter into any agreements providing for or permitting, any of its assets or properties to be subjected to any Lien or Encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable;

               (d) Not pay or declare any dividends, redeem any securities or cause any other distribution or transfer of properties or assets of any kind whatsoever to any of its shareholders;

               (e) Maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations;

               (f) Maintain insurance consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to the Business, not take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Seller as set forth in Schedule 4.12 hereto;

               (g) Promptly notify Buyer of any lawsuit or other legal proceeding that is commenced, or that is threatened, in writing, against Seller and that (i) relates to or arises out of the Business and, if adversely determined against Seller, would be expected to have a Material Adverse Effect, or (ii) relates to any of the Purchased Assets or any of the transactions contemplated by this Agreement;

               (h) Not settle any action or proceeding on terms that are expected to have a Material Adverse Effect on the Business; not release, settle, compromise or relinquish any claims, causes of action or rights involving more than $5,000 individually or $10,000 in the aggregate which Seller may have against any other persons relating to the Business, including, without limitation, claims or rights to reimbursement or payment for services rendered by Seller;

               (i) Use its best efforts to observe and perform all of its obligations under the Assigned Contracts;

               (j) Except as required by any existing contracts or agreements, not enter into any new agreement that would constitute a Material Contract or amend any Material Contract;

               (k) Promptly notify Buyer in writing of the occurrence of any breach or default of any Material Contract;

               (l) Not encourage or incentivize any employee involved in the Business to leave their current position or alter their responsibilities with Seller;

               (m) Use its best efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate the Business granted by, governmental authorities;

               (n) Not take any action which would be expected to result in a violation of or in the noncompliance with any laws or regulations applicable to the Business; and

               (o) Pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the nonpayment of all Taxes due or assessed against it except for any Taxes being contested in good faith and for which reserves have been established by Seller.

        7. OBLIGATIONS SURVIVING THE DATE OF THIS AGREEMENT AND THE CLOSING.

           7.1 NAME CHANGE. At or within fifteen (15) days after the Closing, Seller shall take all corporate action necessary to amend its Articles of Incorporation to change its name from "Northwest Mortgage Services, Inc." to "NMS Liquidation, Inc." and Seller shall not thereafter use (by assumed name or otherwise) "Northwest Mortgage Services" or any variant thereof as its corporate name.

           7.2 TAXES.

               (a) Seller shall pay all Taxes of any kind or nature arising from
(i) the conduct or operation of the Business up to the Closing Date and the conduct or operation by Seller, prior to or after the Closing Date, of any other business operations; and (ii) the consummation of the transactions contemplated hereby, including, without limitation, all sales, use or similar Taxes, if any, that may arise from or be assessed by reason of the sale of the Purchased Assets by Seller to Buyer.

               (b) If any Taxes required under this Section 7.2 to be borne by Seller are assessed against Buyer or any of the Purchased Assets, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not adversely affect Buyer or the Purchased Assets or the Business. Notwithstanding the foregoing, Buyer may (but shall not be obligated to) pay any such Taxes assessed against it, the Business or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if Buyer's failure to do so, in the judgment of Buyer, could result in the imposition of a Lien or Encumbrance on any of the Purchased Assets or any other assets of Buyer or would constitute a violation of any agreement to which Buyer is subject, or if Seller fails to contest such assessment or charge diligently and in good faith. If Buyer pays any Taxes pursuant to this Section 7.2, Buyer shall be entitled to be reimbursed by Seller within ten (10) days of notice to Seller of such payment.

        8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

        Notwithstanding any otherwise applicable statute of limitations, all of the respective representations and warranties of Seller and Buyer set forth in this Agreement or in any of such party's disclosure schedules, or in any certificates delivered by such party on the Closing Date shall survive the consummation of the transactions contemplated hereby for a period of three (3) years; provided, however, that (i) any representation or warranty contained in Sections 4.14, 4.18 and 5.5 shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters and (ii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 shall survive the Closing indefinitely. The covenants and other agreements of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive the Closing until fully and finally performed.

        9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the purchase of the Purchased Assets from Seller shall be subject to the fulfillment, or the waiver by the Buyer, at or prior to the Closing, of each of the following conditions precedent:

           9.1 CERTIFICATE OF SECRETARY. The Board of Directors of Seller and the Shareholders of Seller shall have authorized the execution and performance of this Agreement and all documents related hereto, and Seller shall have delivered to Buyer a certificate of the Secretary of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying a copy of each of such resolutions and that such resolutions were duly adopted and are in full force and effect.

           9.2 CERTIFICATE OF OFFICERS. Each of the representations and warranties made by Seller in this Agreement or in Seller's Disclosure Schedules shall have been true and correct when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct only as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed; all of the conditions precedent to Buyer's obligations the satisfaction of which were the responsibility of Seller shall have been satisfied, except to the extent waived by Buyer; and Buyer shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed on behalf of the Seller by its President and Secretary.

           9.3 ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or overtly threatened litigation, whether brought against Seller or the Buyer, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and
(iii) no pending or overtly threatened litigation, which has had or is expected to have a Material Adverse Effect on the Business or the Purchased Assets.

           9.4 NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, there shall not have been any change in or other event affecting the business or the condition (financial or other) or operating results of Seller that has had or is expected to have a Material Adverse Effect on the Business or the Purchased Assets.

           9.5 EMPLOYMENT AGREEMENTS. Each of the employees of Seller designated on Schedule 9.5 hereto shall have entered into employment agreements with Buyer which shall be effective immediately after the Closing Date, and shall contain additional terms and conditions satisfactory to Buyer in its sole discretion.

           9.6 SCHEDULES. The Seller's Disclosure Schedules shall have been delivered to Buyer and all disclosures set forth in the Seller's Disclosure Schedules shall be acceptable to Buyer in its sole and absolute discretion.

           9.7 DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Buyer, Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel:

               (a) The Bill of Sale and Assumption Agreement in the form of Exhibit A hereto, duly executed by Seller (the "Bill of Sale");

               (b) The Registration Rights Agreement in the form of Exhibit B hereto, duly executed by Seller (the "Registration Rights Agreement");

               (c) Evidence of the receipt of all third party consents necessary to enable Seller to consummate the transactions contemplated herein and to utilize the Licenses and Permits referenced in Section 4.13(b) hereof;

               (d) UCC Termination Statements, and such instruments and other documents as Buyer may reasonably request, from all persons holding any security interests or other Liens or Encumbrances or any other adverse interests in or on any of the Purchased Assets, terminating and discharging all of such security interests and Liens and Encumbrances;

               (e) A legal opinion, substantially in the form attached hereto as Exhibit C, of Donald McConnell, Vice President and General Counsel of Seller;

               (f) A good standing certificate for Seller, dated as of a date that is not more than 10 days prior to the Closing Date, from the Secretary of State of the State of Minnesota and any other state where Seller is qualified to do business;

               (g) Such other documents and instruments as Buyer or Buyer's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

           9.8 DUE DILIGENCE. The results of Buyer's business, legal and accounting due diligence with respect to the Business and the Purchased Assets, including but not limited to the review and approval by Buyer of all of Seller's existing outsourcing contracts or agreements, customer accounts and overall customer relations, shall have been completed to Buyer's satisfaction in its sole discretion.

        10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the sale of the Purchased Assets to Buyer shall be subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

           10.1 CERTIFICATE OF SECRETARY. The Board of Directors of Buyer shall have authorized the execution and performance of this Agreement and all documents related hereto, and Buyer shall have delivered to Seller a certificate of the Secretary of Buyer, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying a copy of such resolutions and that such resolutions were duly adopted and are in full force and effect.

           10.2 CERTIFICATE OF OFFICERS. Each of the representations and warranties made by Buyer in this Agreement or in Buyer's Disclosure Schedules shall have been true and correct when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct only as of such date); each of
the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been performed; and Seller shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed on behalf of the Buyer by its President and Secretary.

           10.3 ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or overtly threatened litigation, whether brought against Seller or the Buyer, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and
(iii) no pending or overtly threatened litigation, which has had or is expected to materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby.

           10.4 DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Seller, the Buyer shall deliver, or cause to be delivered to Seller, the following documents and instruments, in form and substance satisfactory to Seller and their counsel:

               (a) The Bill of Sale duly executed by Buyer;

               (b) The Registration Rights Agreement duly executed by Buyer; and

               (c) Such other documents and instruments as Seller or Seller's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

        11. THE CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on March 8, 2000 at the offices of Buyer's counsel at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, or at such other time, date and place as the parties may agree. The term "Closing Date," as used in this Agreement, shall mean the date on which such Closing takes place.

        12. TERMINATION.

            12.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the
Closing:

                 (a) By mutual written consent of Buyer and Seller;

                 (b) By the Buyer, if there has been a material breach by Seller of any of its respective material representations, warranties, agreements or covenants set forth herein, or a failure of any condition to which the obligations of the Buyer are subject; or

                 (c) By Seller, if there has been a material breach by the Buyer of any of its representations, warranties, agreements or covenants set forth herein, or a failure of any condition to which the obligations of Seller are subject.

            12.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section
12.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer or Seller. In addition, if this Agreement is terminated as provided herein:

                 (a) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                 (b) All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall continue to be subject to the provisions of that certain Mutual Confidentiality Agreement previously executed by the parties.

                 (c) Upon any termination of this Agreement pursuant to this
Section 12, the respective obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination, except as set forth in this Section 12.

        13. INDEMNIFICATION PROVISIONS.

            13.1 INDEMNIFICATION BY BUYER. Buyer hereby agrees that it will indemnify, hold harmless and defend Seller and each of its directors, officers, stockholders, employees and agents and their respective successors and assigns and such other persons (all of the foregoing, collectively, the "Seller Indemnified Parties" or, individually, a "Seller Indemnified Party"), from and against any and all Seller Liabilities (as hereinafter defined) that arise from or are in connection with:

                 (a) Any facts, circumstances or events, the existence or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Buyer contained in this Agreement or other documents contemplated hereby;

                 (b) Any claim, lawsuit, action or other proceeding that is brought against Seller as a result of or arising from any acts or omissions of Buyer that occur after the Closing Date, whether or not the bringing or assertion of any such claim, lawsuit, action or other proceeding constitutes a breach of Buyer representations or warranties contained in the Agreement;

                 (c) Any violation of or non-compliance with any applicable laws or regulations applicable to Buyer or the Business after the Closing;

                 (d) Any breach or default by Buyer of any of its covenants or agreements contained in this Agreement, including, without limitation, any of the covenants of Buyer set forth in Section 2.1 with respect to the Assumed Obligations.

        "Seller Liabilities," as used in this Agreement, shall mean: (x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Seller Indemnified Parties, and any judgments rendered therein or settlements thereof, and (y) all liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, credits, refunds or exchanges, and reasonable attorneys' fees, incurred by any of the Seller Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

            13.2 INDEMNIFICATION BY SELLER. Seller hereby agrees that it will indemnify, hold harmless and defend Buyer and each of its directors, officers, stockholders, employees and agents and the respective successors and assigns of Buyer and such other persons (all of the foregoing, collectively, the "Buyer Indemnified Parties" or, individually, an "Buyer Indemnified Party"), from and against any and all Buyer Liabilities (as hereinafter defined) that arise from or are in connection with:

                 (a) Any facts, circumstances or events, the existence or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in the Seller's Disclosure Schedules or other documents contemplated hereby;

                 (b) Any breach or default by Seller of any of its covenants or agreements contained in this Agreement, including, without limitation, any of the covenants of Seller set forth in Section 2.2 with respect to the Retained Liabilities;

                 (c) Any claim, lawsuit, action or other proceeding that (i) is pending against Seller or to which the Business or any of the Purchased Assets is subject on the Closing Date, or (ii) is brought against Buyer or to which the Business or any of the Purchased Assets may become subject hereafter as a result of or arising from any acts or omissions of Seller that have occurred on or before the Closing Date or any acts or omissions of Seller that may occur after the Closing Date, and whether or not the bringing or assertion of any such claim, lawsuit, action or other proceeding constitutes a breach of Seller representations or warranties contained in the Agreement or is disclosed in Seller's Disclosure Schedules;

                 (d) Any violation of or non-compliance with any applicable laws or regulations applicable to Seller or the Business prior to the Closing, whether or not such violation or non-compliance constitutes a breach of the representations or warranties contained in Section 4.13 hereof or is disclosed in this Agreement or Seller's Disclosure Schedules;

                 (e) The presence on or in or the discharge from any real properties owned or leased now or in the past by Seller of any toxic or hazardous substances (as defined in Section 4.16 above) that originated or took place prior to the Closing Date, whether or not the same constitutes a breach of the representations or warranties contained in Section 4.16 hereof or is disclosed in this Agreement or Seller's Disclosure Schedules hereto; and

                 (f) The failure to have paid or to pay, when due, any Taxes that arose out of the operations of Seller or the consummation of the transactions contemplated by this Agreement or the failure to have filed, when due, any Tax Returns related to any such Taxes or any period up to the Closing Date, whether or not such failure constitutes a breach of the representations or warranties of Seller contained in Section 4.14 or is disclosed in this Agreement or Seller's Disclosure Schedules.

        "Buyer Liabilities," as used in this Agreement, shall mean: (x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Buyer Indemnified Parties, and any judgments rendered therein or settlements thereof, and (y) all liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, credits, refunds or exchanges, and reasonable attorneys' fees, incurred by any of the Buyer Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

            13.3 PROCEDURES APPLICABLE TO INDEMNIFICATION CLAIMS. To be effective, any claim for indemnification under this Section 13 by any of the Buyer Indemnified Parties or Seller Indemnified Parties (an "Indemnified Party") must be made by a written notice (a "Notice of Claim") to Buyer or Seller, as the case may be (the "Indemnifying Party") given in accordance with the provisions of Section 14.9 hereof. Upon receipt of a Notice of Claim, the Indemnifying Party shall have thirty (30) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the indemnification claim, and if the objection relates to the amount of the Buyer Liability asserted or Seller Liability asserted, as the case may be (the "Liability"), such Contest Notice shall also set forth the amount, if any, which the Indemnifying Party believes is due the Indemnified Party. If a Contest Notice is not given to the Indemnified Party within such 30-day period, the obligation of the Indemnifying Party to pay to the Indemnified Party the amount of the Liability arising out of the matters set forth in the Notice of Claim shall be deemed established and accepted by the Indemnifying Party. If, on the other hand, the Indemnifying Party contests a Notice of Claim within such 30-day period, the Indemnifying Party and the Indemnified Party shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the thirty (30) days following the date the amount of the Liability has been established, such dispute shall be resolved by binding arbitration, as provided in subsection 14.11 below. The award of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Upon final determination of the amount of the Liability that is the subject of an indemnification claim (whether such determination is the result of the Indemnifying Party's acceptance of or failure to contest a Notice of Claim, or of a resolution of any dispute with respect thereto by agreement of the parties or binding arbitration), such amount shall be paid, in cash by the Indemnifying Party to the Indemnified Party determined to be entitled thereto within ten (10) business days of such final determination of the amount of the Liability due by the Indemnifying Party. Notwithstanding anything to the contrary contained elsewhere in the Section 13, if Indemnifying Party is contesting only the amount of any Liability, then as a condition precedent to the effectiveness of any Contest Notice, Indemnifying Party shall pay to Indemnified Party concurrently with the delivery of such Contest Notice the portion of the Liability which is not contested. Any amount that becomes due hereunder and is not paid when due shall bear interest at a rate of ten percent (10%) per annum until paid.

        14. MISCELLANEOUS.

            14.1 ASSIGNMENT. Seller may not assign any of its rights or obligations hereunder without the prior written consent of Buyer. Buyer shall have the right to assign its rights and delegate its duties hereunder to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer from its obligations hereunder.

            14.2 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

            14.3 PROFESSIONAL ADVICE. Each party hereto acknowledges and agrees that it has had the opportunity to obtain, and has obtained, the advice of independent legal and tax counsel.

            14.4 SEVERABILITY. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

            14.5 GOVERNING LAW. This Agreement is deemed to have been made in the State of California and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state.

            14.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the Exhibits and Schedules hereto, constitute the entire agreement of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

            14.7 WAIVER. No waiver by one party of the other party's obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

            14.8 INTERPRETATION; HEADINGS. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

            14.9 NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

                 (a) if to Buyer to:

                     Fidelity National Financial, Inc.
                     3916 State Street, Suite 300
                     Santa Barbara, CA 93105
                     Attn: Frank P. Willey

                     With a copy to:

                     Stradling Yocca Carlson & Rauth
                     660 Newport Center Drive, Suite 1600
                     Newport Beach, California  92660
                     Attention:  C. Craig Carlson
                     Facsimile:  949-725-4100

                 (b) if to Seller to:

                     Northwest Mortgage Services, Inc.
                     3001 Metro Drive, Suite 300
                     Bloomington, Minnesota 55425
                     Attn: General Counsel

                     With a copy to:

                     Faegre & Benson, LLP
                     2200 Norwest Center
                     90 South Seventh Street
                     Minneapolis, Minnesota  55402-3901
                     Attn: Kris Sharpe


            14.10 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            14.11 ARBITRATION; VENUE AND JURISDICTION. The parties hereto agree that any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") by a neutral arbitrator who shall be a former superior court or appellate court judge or justice with experience in resolving business disputes. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the judgment or decision of the arbitrator shall be final and binding. The parties agree that the venue for the arbitration shall be in the County of Orange, California. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator shall award reasonable attorneys' fees and costs of arbitration to the prevailing party in such arbitration. The parties hereto consent to the personal jurisdiction of any court in the County of Orange, California for the enforcement of this agreement to arbitrate and any award granted pursuant to said arbitration or settlement of any dispute related hereto.

            14.12 ATTORNEYS' FEES. In the event that any party to this Agreement institutes any legal proceeding to enforce any of the provisions of this Agreement, then the prevailing party in such proceeding shall be entitled to collect and receive its reasonable attorneys' fees and costs, through and including all appeals, and the other party shall pay for same.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by officers thereunto duly authorized, on the date first above stated.


                                        FIDELITY NATIONAL FINANCIAL, INC.,
                                        a Delaware corporation

                                        /s/ FRANK P. WILLEY
                                        ----------------------------------------
                                        Name: Frank P. Willey
                                        Title: President



                                        NORTHWEST MORTGAGE SERVICES, INC.
                                        a Minnesota corporation

                                        /s/ ROBERT A. HEGSTROM
                                        ----------------------------------------
                                        Name:  Robert A. Hegstrom
                                        Title: President